Exhibit 4.8

7th AMENDMENT TO THE SERVICES AGREEMENT AMONG TELEMAR NORTE LESTE S.A., TNL PCS S.A., TELEMAR INTERNET LTDA. AND TNL CONTAX S.A.

THE PARTIES

TELEMAR NORTE LESTE S.A., a corporation with registered offices at Rua General Polidoro, nº99, Zip Code: 22280-001, in the city and State of Rio de Janeiro, enrolled under the Corporate Taxpayer´s ID (CNPJ/MF) number 33.000.118/0001-59, represented as per its by-laws, hereinafter referred to as “TELEMAR”;

TNL PCS S.A., a corporation with registered offices at Rua Jangandeiros, nº 48 – Ipanema, Zip Code: 22420-020, in the city and State of Rio de Janeiro, enrolled under the Corporate Taxpayer´s ID (CNPJ/MF) number 04.164.616/0001-59, represented as per its by-laws, hereinafter referred to as “OI”, and

TELEMAR INTERNET LTDA, a corporation with registered offices at Avenida Afonso Penna, nº 4001, in the city of Belo Horizonte, State of Minas Gerais, enrolled under the Corporate Taxpayer´s ID (CNPJ/MF) number 03.986.348/0001-98, represented as per its by-laws, hereinafter referred to as “OI INTERNET”.

All companies collectively referred to as “CONTRACTORS”;

And:

TNL CONTAX S.A., a corporation with registered offices at Rua da Passeio, nº 48 ao 56 - Parte, Zip Code: 20021-290, in the city and State of Rio de Janeiro, enrolled under the Corporate Taxpayer´s ID (CNPJ/MF) number 02.757.614/0001-48, represented as per its by-laws, hereinafter referred to as “CONTRACTED PARTY”,

All, hereinafter, collectively referred to as “PARTIES” and separately as “PARTY”.

(i)        WHEREAS the PARTIES entered into a Service Agreement dated November 30, 2004, hereinafter referred to as AGREEMENT, and now wish to modify certain conditions;

(ii)      WHEREAS the CONTRACTED PARTY is fully aware that the communications service provided by the CONTRACTORS under ANATEL’s concession is a public service of collective interest and that the subject matter of this Agreement is indispensible for the continuing provision of public services by the CONTRACTORS.

The PARTIES decide to enter into the present amendment to the AGREEMENT, which shall be regulated by the following additional terms and conditions:

SECTION ONE – CHANGES TO THE AGREEMENT

1.1.              The Parties agree, that item 4.1.42 of the fourth clause – Obligations of the Contracted Party, which was added to the referred Contract upon conclusion of the 3rd Addendum, on may 01,  2007, entered into effect with the following wording:

“4.1.42 The CONTRACTED PARTY cannot encumber the subject of this Contract, except in favor of the Brazilian Development Bank – BNDES (Banco Nacional de Desenvolvimento Econômico e Social) in loan operations.”

1.2.              It remains in force and unchanged the sub-items of the above item 4.1.42.

SECTION TWO – FINAL PROVISIONS:

2.1 The terms, items and sub-items included in the Original Agreement which are not changed by this Amendment, remain unaltered and in full force and are ratified for all legal purposes.

2.2 The Parties declare, under penalty of the Law, that the signatories of this instrument are its legal representatives, properly constituted under their by-laws, with power to assume obligations hereunder.

In witness whereof, the parties execute this present instrument in two (2) counterparts of equal content and form, before two (2) witnesses.

Rio de Janeiro, October 30, 2009.

By the  CONTRACTORS

____________________________            _________________________

TELEMAR NORTE LESTE S.A.

TNL PCS S.A.

TELEMAR INTERNET LTDA.

By the CONTRACTED PARTY

____________________________            _________________________

TNL CONTAX S.A.

WITNESSES:

_________________________                    ____________________________

Name:                                                            Name:

CPF/MF.:                                                       CPF/MF.: